Exhibit 99.1

Acrivon Therapeutics Reports Second Quarter 2025 Financial Results and Business Highlights

Continued advancement of two clinical-stage assets, both with clinically demonstrated single-agent anti-tumor activity -- ACR-368 in a registrational-intent Phase 2 study in endometrial cancer and ACR-2316 in a Phase 1 study in AP3-predicted tumor types

New paradigm for accelerated design and development of novel compounds, like ACR-2316, based on optimal intracellular pathway selectivity, uniquely enabled by AI-driven AP3 Generative Phosphoproteomics platform

Cash, cash equivalents and marketable securities of $147.6 million as of June 30, 2025, expected to fund operations into the second quarter of 2027

WATERTOWN, Massachusetts, August 13, 2025 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biotechnology company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 (Acrivon Predictive Precision Proteomics) platform designed to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased and actionable manner, today reported financial results for the second quarter ended June 30, 2025 and reviewed recent business highlights.

“The strength of the clinical data across our two clinical assets speaks to the expanding capabilities of our AP3 platform to enable pathway-based drug design and optimized drug development by delivering actionable insights,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon. “With ACR-368, we have seen deep and durable responses in patients with various types of aggressive endometrial cancer who had all progressed on prior chemotherapy and anti-PD1 therapy – a high unmet need population. Based on our clinical data, and the AP3-discovered insight that ultra low-dose gemcitabine sensitizes tumors to ACR-368 treatment, we believe there is an opportunity to further expand the patient population benefiting from ACR-368 by treating all-comer, biomarker-unselected 2nd line patients, who have all received prior chemotherapy and anti-PD-1, with ACR-368 and ultra low-dose gemcitabine. Our fully internally developed second clinical-stage asset, ACR-2316, which is being advanced in a Phase 1 trial, has demonstrated initial clinical activity during dose escalation in several solid tumor types, including an ongoing confirmed partial response in endometrial cancer, signaling the broad potential of this agent.”

Recent Highlights

ACR-368: CHK1 and CHK2 Inhibitor

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Continued advancement of the ongoing registrational-intent, multicenter Phase 2b trial of ACR-368 in patients with recurrent high-grade endometrial cancer who have all received prior platinum-based chemotherapy and prior immune checkpoint inhibitor treatment regimens
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Initiated a third arm to the Phase 2b study without the need for a pre-treatment biopsy to evaluate ACR-368 with ultra low-dose gemcitabine (ULDG) as a tumor sensitizer in all-comer, biomarker-unselected 2nd line patients with endometrial cancer who have all received prior treatment with chemotherapy and anti-PD-1

ACR-2316: WEE1/PKMYT1 Inhibitor

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Continued enrolling patients in the Phase 1 monotherapy dose-escalation trial for certain high unmet need solid tumor types prioritized based on AP3-predicted sensitivity to ACR-2316
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No dose-limiting toxicities observed in three cleared dose levels
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Evidence of drug target engagement observed as early as dose level 1
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Initial clinical activity observed during dose escalation in several solid tumor types, including an ongoing confirmed partial response in endometrial cancer

Generative Phosphoproteomics AP3 Platform

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At the AACR Annual Meeting in April 2025, presented Generative Phosphoproteomic AP3 analyses uncovering key molecular mechanisms by which ACR-2316 induces strong mitotic, pro-apoptotic tumor cell death believed to be critical for its potent, preclinical single-agent activity

Anticipated Upcoming Milestones

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Provide update on registrational-intent trial and confirmatory trial design for ACR-368 in the second half of 2025
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Report initial clinical data from the Phase 1 clinical study of ACR-2316 in the second half of 2025
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Advance a new potential first-in-class cell cycle drug discovery program for an undisclosed target towards development candidate nomination in 2025

Second Quarter 2025 Financial Results

Net loss for the quarter ended June 30, 2025 was $21.0 million compared to a net loss of $18.8 million for the same period in 2024.

Research and development expenses were $16.2 million for the quarter ended June 30, 2025 compared to $15.0 million for the same period in 2024. The difference was primarily due to increased personnel to support the continued execution of the clinical trials for ACR-368 and ACR-2316, as well as preclinical drug discovery advancement.

General and administrative expenses were $6.5 million for the quarter ended June 30, 2025, which is materially consistent with $6.4 million for the same period in 2024.

As of June 30, 2025, the company had cash, cash equivalents and investments of $147.6 million, which is expected to fund operating expenses and capital expenditure requirements into the second quarter of 2027.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 platform. The platform allows the company to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased manner, yielding terabytes of proprietary data and delivering rapid, actionable insights. The Generative Phosphoproteomics AP3 platform is comprised of a growing suite of powerful, internally-developed tools, including the AP3 Data Portal, converting multimodal data into structured data for generative AI analyses, the AP3 Kinase Substrate Relationship Predictor and the AP3 Interactome. These distinctive capabilities enable the company to go beyond the limitations of traditional drug discovery, as well as current AI-based target-centric drug discovery, and rapidly design highly differentiated compounds with desirable pathway effects through intracellular protein network analyses and advance these agents into the clinic for streamlined development.

Acrivon is currently advancing its lead program, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial for endometrial cancer. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as a monotherapy based on OncoSignature-predicted sensitivity in patients with endometrial cancer. The FDA has granted a Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition to ACR-368, Acrivon is also leveraging its proprietary Generative Phosphoproteomics AP3 platform for developing its co-crystallography-driven, internally discovered pipeline programs. These include ACR-2316, the company’s second clinical stage asset, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity through strong activation of not only CDK1 and CDK2, but also of PLK1 to drive pro-apoptotic cell death, as observed in preclinical studies against benchmark inhibitors. The Phase 1 trial of ACR-2316 is advancing with enrollment in the first three dose-escalation cohorts completed. Drug target engagement was observed at DL1 and 2 using the company’s clinical mass-spectrometry-based AP3 profiling, with evidence of approximate dose proportionality based on plasma pharmacokinetic analyses, and initial clinical activity with tumor shrinkage observed at DL3. In addition, the company is advancing a preclinical program directed against an undisclosed cell cycle regulatory target.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, preclinical and clinical results, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com

Acrivon Therapeutics, Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$16,182	$15,025	$31,596	$26,498
General and administrative	6,467	6,412	12,715	12,607
Total operating expenses	22,649	21,437	44,311	39,105
Loss from operations	(22,649)	(21,437)	(44,311)	(39,105)
Other income (expense), net:
Interest income	1,730	2,694	3,726	4,140
Other expense, net	(87)	(55)	(101)	(319)
Total other income, net	1,643	2,639	3,625	3,821
Net loss	$(21,006)	$(18,798)	$(40,686)	$(35,284)
Net loss per share - basic and diluted	$(0.55)	$(0.52)	$(1.06)	$(1.20)
Weighted-average common stock outstanding - basic and diluted	38,461,619	36,132,616	38,406,339	29,361,710
Comprehensive loss:
Net loss	$(21,006)	$(18,798)	$(40,686)	$(35,284)
Other comprehensive income (loss):
Unrealized (loss) gain on available-for-sale investments, net of tax	(177)	51	(341)	64
Comprehensive loss	$(21,183)	$(18,747)	$(41,027)	$(35,220)

Acrivon Therapeutics, Inc. Condensed Consolidated Balance Sheets (unaudited, in thousands)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$41,895	$39,818
Investments	105,727	144,751
Other assets	10,961	12,019
Total assets	$158,583	$196,588
Liabilities and Stockholders' Equity
Liabilities	$15,546	$19,802
Stockholders' Equity	143,037	176,786
Total Liabilities and Stockholders' Equity	$158,583	$196,588